Exhibit F

Execution Version

PLEDGE AND SECURITY AGREEMENT

(In respect of pledge of interests in

KNOT Offshore Partners LP)

between

KNUTSEN NYK OFFSHORE TANKERS AS

as Pledgor

and

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

as Pledgee

December 19, 2014

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”), dated as of December 19, 2014, is made by and between (i) KNUTSEN NYK OFFSHORE TANKERS AS (the “Pledgor”), a Norwegian company, and (ii) SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED (the “Pledgee”), a financial institution organized and existing under the laws of the United Kingdom.

W I T N E S S E T H   T H A T:

WHEREAS:

(A) Pursuant to a senior secured reducing revolving credit facility agreement dated December 19, 2014, (the “Loan Agreement”) made by and among (i) Knutsen NYK Offshore Tankers AS, as borrower (in such capacity, the “Borrower”), (ii) the banks and financial institutions listed in Schedule 1 thereto, as lenders (together, the “Lenders”) and (iii) Sumitomo Mitsui Banking Corporation Europe Limited, as agent, the Lenders agreed to make available to the Borrower a certain senior secured reducing revolving credit facility in an aggregate amount of US$45,000,000.

(B) The Pledgor holds, inter alia, five million five hundred thousand (5,500,000) subordinated units (the “Pledged Interests”) in KNOT Offshore Partners LP, a limited partnership organized under the laws of the Marshall Islands (the “Company”).

(C) To secure obligations owing in connection with the Finance Documents, the Pledgor will hereby pledge to the Pledgee, among other things, the Pledged Interests in existence on the date hereof which are further described on Part A of Schedule 1 hereto.

NOW, THEREFORE, in consideration of these premises and for other valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the Pledgor and the Pledgee hereby agree as follows:

SECTION 1. Defined Terms. Except as otherwise defined herein, terms defined in the Loan Agreement shall have the same meaning when used herein. Terms used herein that are defined in the UCC (as such term is defined below) shall have the meanings given to such terms in the UCC. The following terms shall have the meanings set forth below:

“Distribution” shall mean any distribution of assets or other payment made by the Company to the Pledgor in respect of the Pledged Interests.

“Event of Default” shall mean an “Event of Default” as defined in the Loan Agreement.

“Limited Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of KNOT Offshore Partners LP dated as of April 15, 2013, as amended.

“Organizational Documents” shall mean the Limited Partnership Agreement, and any other constituent documents in respect of the Company, as amended.

“Permitted Liens” shall mean any and all encumbrances on the Pledged Collateral that are permitted pursuant to the Finance Documents, if any.

“Process Agent” shall mean C T Corporation System.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of any law, any or all of the perfection or priority of the Pledgee’s security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

SECTION 2. Grant of Security. As security for the full and prompt payment and performance, when due, whether by acceleration or otherwise, of all the obligations and liabilities in connection with the Finance Documents (the “Obligations”), the Pledgor hereby grants to the Pledgee a security interest in all of its right, title and interest in the following (collectively, the “Pledged Collateral”):

(i) the Pledged Interests, all dividends, capital, revenue, profit, income, gain or other property or proceeds, return on contribution or otherwise with respect to the Pledged Interests and all rights under the Organizational Documents constituting or relating to the foregoing (including, without limitation, the right to cause the sale of the Pledged Interests to be registered under the Securities Act of 1933, as amended, pursuant to Section 7.20 of the Limited Partnership Agreement);

(ii) all securities, moneys or property representing dividends or interest on any of the Pledged Interests, or representing a distribution in respect of the Pledged Interests, or resulting from a split-up, revision, reclassification, conversion or other change of the Pledged Interests or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Interests;

(iii) all other payments due or to become due to the Pledgor in respect of the Pledged Interests whether under the Organizational Documents, any other constituent document or otherwise, whether as contractual obligations, damages or otherwise;

(iv) all Accounts, General Intangibles, Instruments and Investment Property constituting the foregoing, and, to the extent that any Pledged Collateral is credited to any Securities Account, any Security Entitlements in respect of such Pledged Collateral;

(v) all Proceeds of any of the foregoing; and

(vi) all books and records constituting or relating to the foregoing and all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing any of the foregoing.

SECTION 3. Perfection Arrangements. In connection with the perfection of the Pledgee’s security interest in the Pledged Collateral, the Pledgor agrees as follows, with all of the following actions to be taken at its expense:

(i) Concurrently with the execution of this Agreement and from time to time hereafter, the Pledgor hereby authorizes the Pledgee to file (a) appropriate UCC-1 financing statements in respect of the Pledged Collateral in all relevant filing offices in accordance with the UCC and (b) if applicable, analogous documents in respect of the Pledged Collateral in all relevant filing offices in Norway, the Marshall Islands or any other relevant jurisdiction;

(ii) Concurrently with the execution of this Agreement, and upon the circumstances described in Section 6 hereof, the Pledgor shall deliver to the Pledgee all certificates representing Pledged Interests, in each case along with undated instruments of transfer substantially in the form set out in Exhibit A hereto (each an “Instrument of Transfer” and collectively, the “Instruments of Transfer”) pertaining thereto duly executed in blank;

(iii) Concurrently with the execution of this Agreement, execute and deliver, and cause the Company to execute and deliver, a letter agreement substantially in the form of Exhibit B hereto;

(iv) Concurrently with the execution of this Agreement, execute and deliver an irrevocable proxy substantially in the form of Exhibit C hereto; and

(v) If any Pledged Collateral at any time constitutes an “Uncertificated Security” (as defined in Article 8 of the UCC), the Pledgor agrees, at the Pledgee’s request, to execute and deliver an agreement among the Pledgor, the Pledgee and the Company in form and substance reasonably acceptable to such parties pursuant to which the Pledgee will have “control” of such Pledged Collateral for purposes of Section 8-106 of the UCC.

SECTION 4. Representations and Warranties. The Pledgor represents and warrants that:

(a) it is the legal and beneficial owner of, and has good and marketable title to, the Pledged Collateral, subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever, except the lien and security interest created and contemplated by this Agreement and Permitted Liens;

(b) the Pledged Interests have been duly and validly created pursuant to the Organizational Documents and the other relevant organizational documents of the Company and, to the extent applicable, are fully paid and non-assessable;

(c) as of the date hereof, the Pledgor is not a party to any shareholder agreements or other similar arrangements relating to any Pledged Collateral;

(d) the pledge of the Pledged Collateral and the granting of a security interest in the Pledged Collateral pursuant to this Agreement, together with the implementation of the perfection arrangements set forth in Section 3 above, create a valid and perfected security interest in the Pledged Collateral under the laws of the State of New York, subject to Permitted Liens;

(e) no consent of, notice to, or action by, any other person (including equity interest holders of the Pledgor or of the Company) is required in connection with the execution, delivery, performance, validity, enforceability or enforcement of this Agreement, and no consent, license, approval or authorization of, action by, or notice, registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity, enforceability or enforcement of this Agreement, except in each case (i) the implementation of the perfection arrangements set forth in Section 3 above, (ii) for those which have been duly obtained or made and are in full force and effect and (iii) as may be required in connection with the disposition of any securities by laws affecting the offering and sale of securities generally;

(f) the execution, delivery and performance of this Agreement will not violate or contravene any provision of any existing law or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction or of the organizational documents of the Pledgor or the Company or of any material mortgage, indenture, security agreement, contract, undertaking or other agreement to which the Pledgor or the Company is a party or which purports to be binding upon it or any of its properties or assets and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its properties or assets pursuant to the provisions of any such mortgage, indenture, security agreement, contract, undertaking or other agreement;

(g) it has not (i) filed or consented to the filing of any financing statement or analogous document under the UCC or any other applicable laws covering any Pledged Collateral, or (ii) consented to, and is not otherwise aware of, any other security interest in, any Pledged Collateral, in each case other than in respect of the Pledgee pursuant to this Agreement; and

(h) Part B of Schedule 1 sets forth (i) its exact name, as such name appears in the public record of its jurisdiction of organization (which record shows it to have been organized in such jurisdiction), (ii) each other name that it has had in the past five years, together with the date of the relevant change, (iii) its U.S. federal taxpayer identification number (or a statement that it has no such number), (iv) its jurisdiction of organization and its organizational identification number (or statement that it has no such number), (v) the location of its chief executive office, and (vi) any change in its identity or organizational structure (including any merger, consolidation, acquisition or change in its form or jurisdiction) in the past five years; moreover, except as set forth such in Part B it has not changed its jurisdiction of organization, chief executive office, or identity or organizational structure in the past five years.

SECTION 5. Covenants. The Pledgor hereby covenants that during the continuance of this Agreement:

(a) it shall warrant and defend its title to the Pledged Collateral, and all material rights and the security interest (including the priority thereof) of the Pledgee conferred by this Agreement in and to the Pledged Collateral, in each case at the cost of the Pledgor against the claims and demands of all persons whomsoever;

(b) except as otherwise permitted in this Agreement or the Finance Documents, it shall not sell, assign, transfer, charge, pledge or encumber in any manner any part of the Pledged Collateral or suffer to exist any encumbrance on the Pledged Collateral, other than Permitted Liens;

(c) it shall not take from the Company any undertaking or security in respect of its liability hereunder or in respect of any other liability of the Company to the Pledgor and the Pledgor shall not prove nor have the right of proof, in competition with the Pledgee, for any monies whatsoever owing from the Company to the Pledgor, in any insolvency or liquidation, or analogous proceedings under any applicable law, of the Pledgor;

(d) it shall furnish to Pledgee from time to time statements and schedules further identifying and describing the Pledged Collateral as Pledgee reasonably requests, all in reasonable detail;

(e) it shall give at least 30 days’ prior written notice to Pledgee of any (i) change of the location of Pledgor’s chief executive office, (ii) change of Pledgor’s name, identity or structure or (iii) reorganization or reincorporation of Pledgor under the laws of another jurisdiction, in each case from the information specified in Part B of Schedule 1;

(f) it shall not consent to any termination of or amendment to the Organizational Documents or other organizational documents of the Company that could reasonably be expected to adversely affect the Pledged Collateral, the Pledgor’s rights in the Pledged Collateral, the validity, perfection or priority of the security interests of the Pledgee in the Pledged Collateral, the rights and remedies of the Pledgee under this Agreement or any other Finance Document or their ability to exercise the same, or cause an Event of Default to occur; and

(g) it shall indemnify the Pledgee from, and hold it harmless against, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Pledged Collateral or in connection with the transaction contemplated by this Agreement.

SECTION 6. Delivery of Additional Collateral. If the Pledgor shall become entitled to receive or shall receive any additional Pledged Collateral, including any equity interests, option or rights, whether as an addition to, in substitution of, or in exchange for or conversion of any of the Pledged Interests, to the extent that such additional Pledged Collateral is in certificated form, the Pledgor agrees to (A) arrange that the same be delivered in certificated form directly to the Pledgee or (B) if direct delivery thereof is not practicable, to accept such additional Pledged Collateral as the agent of the Pledgee and to hold the same in trust for the benefit of the Pledgee and to deliver the same forthwith to Pledgee, in each case under clauses (A) and (B) in the exact form received, with the endorsement of the Pledgor when necessary and/or appropriate undated instruments of transfer duly executed in blank, in each case as additional collateral security for the Obligations.

SECTION 7. General Authority; Power of Attorney. The Pledgor hereby:

(a) agrees that all rights of the Pledgee hereunder, its security interest and all obligations of the Pledgor hereunder will be absolute and unconditional, irrespective of (i) any renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender, release, lack of validity or enforceability of any Finance Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing or any guarantees or other collateral security given in respect thereof, or (ii) subject only to termination of Pledgor’s obligations hereunder in accordance with the terms of Section 14.10, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Obligations or this Agreement. The Pledgor waives any and all notices of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Pledgee upon this Agreement, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Agreement, and all dealings between the Company and the Pledgee shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement.

(b) irrevocably makes, constitutes and appoints the Pledgee (and all officers, employees or agents designated by the Pledgee) as the Pledgor’s true and lawful agent and attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor, the Pledgee or otherwise, from time to time in the Pledgee’s discretion after the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Pledgee may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:

(1) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including to pay or discharge taxes or encumbrances levied or placed upon or threatened against the Pledged Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Pledgee in its sole discretion, any such payments made by the Pledgee to become Obligations of the Pledgor to the Pledgee, due and payable immediately and without demand;

(2) to exercise all voting and other rights in respect of the Pledged Collateral;

(3) to receive, endorse, assign, collect and deliver any and all notes, acceptances, checks, drafts, money orders or other instruments, documents or other evidences of payment relating to the Pledged Collateral;

(4) to ask for, demand, collect, sue for, recover, compound, receive payment of, give receipt for and give discharges and releases of all or any of the Pledged Collateral;

(5) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Pledged Collateral or to enforce any rights in respect of any Pledged Collateral and/or to settle, compromise, compound, adjust or defend any claims, actions, suits or proceedings relating to all or any of the Pledged Collateral; to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Pledged Collateral; and

(6) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though Pledgee were the absolute owner thereof for all purposes, and to do, at the Pledgee’s option and the Pledgor’s expense, at any time or from time to time, all acts and things that the Pledgee reasonably deems necessary to protect, preserve or realize upon the Pledged Collateral and the Pledgee’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

SECTION 8. Voting Rights; Distributions.

(a) Notwithstanding anything in this Agreement to the contrary, unless and until an Event of Default shall have occurred and be continuing, the Pledgor shall have the full right to vote the Pledged Interests in its sole and absolute discretion at any annual or special meeting, as the case may be, of the equity holders of the Company for a purpose not inconsistent with the terms of this Agreement (including Section 5(f)) or any other Finance Document; provided, however, that if an Event of Default has occurred and is continuing the Pledgee shall have the exclusive right (but not the obligation) to vote the Pledged Interests at its own discretion at any annual or special meeting, as the case may be, of the equity holders of the Company by using the Proxy in the form attached as Exhibit C hereto or otherwise and, to facilitate the exercise of such exclusive right, the Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Pledgee all proxies and other instruments as the Pledgee may from time to time reasonably request. For the avoidance of doubt, the Pledgee shall have no liability for any vote, proxy or instrument delivered by it at the request of the Pledgor.

(b) All Distributions shall be distributed at the direction of the Pledgor, which direction shall be in accordance with the Loan Agreement. If any Event of Default shall have occurred and is continuing and, if the Pledgee shall so request, the Pledgor agrees to execute and deliver to the Pledgee appropriate dividend and other orders and documents directing that all Distributions be paid to the Pledgee. Any Distribution received by the Pledgor contrary to the provisions of this Section 8(b) shall be received in trust for the benefit of the Pledgee, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 9. Dispositions of Collateral by Pledgor; Release of Pledgee’s Lien. The Pledgor shall not sell, transfer or otherwise dispose of Pledged Collateral except as permitted by the Finance Documents.

SECTION 10. UCC Filings. The Pledgor does hereby authorize the Pledgee to do all things the Pledgee may reasonably deem to be necessary or advisable in order to perfect or maintain the security interest granted by this Agreement including, but not limited to, filing any and all Uniform Commercial Code financing statements or renewals, continuations or amendments thereof and, if applicable, analogous documents in respect of the Pledged Collateral in all relevant filing offices in any applicable jurisdiction.

SECTION 11. Remedies. At any time after the occurrence and during the continuance of an Event of Default, the Pledgee shall be entitled, without further notice to the Pledgor, in addition to all other rights and remedies available to it at law or in equity:

(a) subject to the limitations of Sections 9-610 and 9-615 of the UCC (to the extent applicable), to sell, assign, transfer and deliver at any time the whole, or from time to time any part, of the Pledged Collateral or any rights or interests therein, at public or private sale or in any other manner, at any of the Pledgee’s offices or elsewhere, at such price or prices and on such terms as the Pledgee may deem appropriate, and either for cash, on credit, for other property or for future delivery, at the option of the Pledgee, upon such other terms as the Pledgee may deem appropriate, and upon not less than 10 days’ written notice (which 10 day notice is hereby acknowledged by the Pledgor to be reasonable) addressed to the Pledgor at its last address provided to the Pledgee pursuant to this Agreement, but without demand, advertisement or other notice of any kind (all of which are hereby expressly waived by the Pledgor); provided that (i) the Pledgee will be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or sale thereof, and (ii) upon consummation of any such sale the Pledgee will have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. The Pledgee will not be obligated to make any sale of any Pledged Collateral if it determines not to do so, regardless of the fact that notice of sale of such Pledged Collateral may have been given. Furthermore:

(i) If any of the Pledged Collateral or any rights or interests thereon are to be disposed of at a public sale, the Pledgee may, without notice or publication, adjourn any such sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, occur at the time and place identified in such announcement.

(ii) If any of the Pledged Collateral or any rights or interests therein shall be disposed of at a private sale, the Pledgee shall be relieved from all liability or claim for inadequacy of price so long as such sale was otherwise conducted in a commercially reasonable manner; in furtherance of the foregoing the Pledgor hereby waives any claims against the Pledgee arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such private sale was less than the price that might have been obtained at a public sale, even if the Pledgee accepts the first offer received and does not offer such Pledged Collateral to more than one offeree so long as such sale was otherwise conducted in a commercially reasonable manner.

(iii) At any such sale the Pledgee or any Lender may purchase the whole or any part of the Pledged Collateral or any rights or interests therein so sold and the Pledgee will be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Pledged Collateral payable by the Pledgee at such sale.

(iv) Each purchaser, including the Pledgee should it acquire the Pledged Collateral, at any public or private sale shall hold the property sold free from any claim or right of the Pledgor, including the right of redemption, stay, valuation, appraisal or reclamation on the part of the Pledgor which are hereby expressly waived and released to the extent permitted by applicable law. If any of the Pledged Collateral or any rights or interests therein shall be sold on credit or for future delivery, the Pledged Collateral or rights or interests so sold may be retained by the Pledgee until the selling price thereof shall be paid by the purchaser, but the Pledgee shall not incur any liability in case of failure of the purchaser to take up and pay for the Pledged Collateral or rights or interests therein so sold. In case of any such failure, such Pledged Collateral or rights or interests therein may again be sold on not less than 10 days’ written notice as aforesaid.

(v) For purposes hereof, a written agreement to purchase the Pledged Collateral or any portion thereof will be treated as a sale thereof; the Pledgee will be free to carry out such sale pursuant to such agreement and the Pledgor will not be entitled to the return of the Pledged Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Pledgee has entered into such an agreement all Events of Default have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Pledgee may proceed by a suit or suits at law or in equity to foreclose upon the Pledged Collateral and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(vi) If the Proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay the entire outstanding amount of the Obligations, the Pledgor will be liable for the deficiency and any reasonable fees of any attorneys employed by the Pledgee to collect such deficiency. The Pledgor further agrees that a breach of any of the covenants contained in this Section 11(a) will cause irreparable injury to the Pledgee, that the Pledgee has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 11(a) will be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses in an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section will in any way alter the rights of the Pledgee hereunder, and the Pledgee will have no obligation to marshal any of the Pledged Collateral.

(b) Subject to Section 8, to exercise all voting and other equity interest rights at any meeting of the Company and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Pledged Interests of the Company as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion, such Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Company or, upon the exercise by the Company or the Pledgee of any right, privilege or option pertaining to such Pledged Interest, and in connection therewith, to deposit and deliver such Pledged Interests with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it; and

(c) in light of the restrictions and limitations relating to certain Pledged Collateral under the U.S. federal securities laws and otherwise, the Pledgee, in its sole and absolute discretion exercised in good faith, (i) may proceed to make a sale of the Pledged Collateral whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof has been filed under the U.S. federal securities laws and (ii) may approach and negotiate with a single potential purchaser to effect such sale. The Pledgor acknowledges and agrees that (A) compliance with the U.S. federal securities laws might very strictly limit the course of conduct of the Pledgee, if the Pledgee were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same, (B) there may be other legal restrictions or limitations affecting the Pledgee in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky laws or other state securities laws or similar laws analogous in purpose or effect, (C) in light of such restrictions and limitations, the Pledgee may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof, and (D) any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Pledgee will incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Pledgee, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this clause (c) will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices might exceed substantially the price at which the Pledgee sells.

SECTION 12. No Duty on Pledgee; Standard of Care.

(a) Notwithstanding any other provision of this Agreement, nothing herein contained will be construed as requiring or obligating the Pledgee to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Pledgee with respect to the Pledged Collateral or any part thereof will give rise to any defense, counterclaim or offset in favor of the Pledgor or to any claim or action against the Pledgee. It is understood and agreed that the appointment of the Pledgee as the agent and attorney-in-fact of the Pledgor in Section 7(b) is coupled with an interest and is irrevocable. The provisions of this Section 12 will in no event relieve the Pledgor of any of its obligations hereunder or under the Finance Documents with respect to the Pledged Collateral or any part thereof or impose any obligation on the Pledgee to exercise any of the rights, privileges or options contained in this Agreement or any other Finance Document, or in any way limit the exercise by the Pledgee of any other or further right that it may have on the date of this Agreement or hereafter, whether hereunder, under any other Finance Document, by law or otherwise. The Pledgee shall not be responsible for any failure to do so or delay in so doing and will be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents will be responsible to the Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b) Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Pledgee will have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral. The Pledgee will be deemed to have exercised reasonable care in the custody and preservation of Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Pledgee accords its own property. Neither the Pledgee nor any of its directors, officers, employees or agents will be liable for failure to demand, collect or realize upon all or any part of the Pledged Collateral or for any delay in doing so or will be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of the Pledgor or otherwise. If the Pledgor fails to perform any agreement contained herein, the Pledgee may itself perform, or cause performance of, such agreement, and the expenses of the Pledgee incurred in connection therewith will be payable by the Pledgor in accordance with the Finance Documents.

SECTION 13. Application of Proceeds. All moneys collected or received by the Pledgee pursuant to this Agreement shall be applied as provided in the Clause 9.5 of the Loan Agreement.

SECTION 14. Miscellaneous.

14.1 Further Assurances. The Pledgor agrees that it shall, at its expense, execute or cause to be executed such other documents and instruments, take all further action or deliver or cause to be delivered such further assurances as in the reasonable opinion of the Pledgee may be required in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral and to accomplish the purposes of this Agreement including, without limitation:

(i) execute, acknowledge, deliver and cause to be duly filed all such further instruments, documents, endorsements, powers of attorney or notices, and take all such actions as may be necessary or desirable, or as the Pledgee may from time to time reasonably request, to preserve, protect and perfect the security interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the security interest and the filing of any financing statements or other documents in connection herewith or therewith; and

(ii) at the Pledgee’s request, appear in and defend any action or proceeding that may affect the Pledgor’s title to or the Pledgee’s security interest in all or any part of the Pledged Collateral.

14.2 Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Pledgee shall be cumulative and shall be in addition to every other right, power and remedy of the Pledgee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Pledgee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No failure, delay or omission by the Pledgee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Pledgor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Pledgee of any security or of any payment of or on account of any of the amounts due from the Pledgor to the Pledgee and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right with respect to any future breach or default or of any past breach or default not completely cured thereby. In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Pledgee shall have rights and remedies of a secured party under the UCC.

14.3 Successors and Assigns. This Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors and permitted assigns of the Pledgor and shall, together with the rights and remedies of the Pledgee hereunder, inure to the benefit of the Pledgee, its respective successors and permitted assigns.

14.4 Waiver; Amendment. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Pledgor and the Pledgee.

14.5 Invalidity. If any provision of this Agreement shall at any time, for any reason, be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Agreement, or the validity of this Agreement as a whole and, to the fullest extent permitted by law, the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Pledgee in order to carry out the intentions of the parties hereto as nearly as may be possible. The invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

14.6 Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, electronic transmission or similar writing) and shall be given to such party at the address, facsimile number or email address set forth below or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to each other party hereto.

If to the Pledgor:

Knutsen NYK Offshore Tankers AS

Smedasundet 40

P.O.Box 2017

5504 Haugesund

Norway

Tel: +47 52 70 40 00

Facsimile: +47 52 70 40 40

Attention; CFO/Øystein Kalleklev

E-mail: omk@knotgroup.com

If to the Pledgee:

Sumitomo Mitsui Banking Corporation Europe Limited,

c/o Paris Branch

20-22, rue de la Ville L’Eveque

75008 Paris

Attention: Guillaume Dufour/ Olivier Pigeon/ Henriette Zephir

Facsimile: + 33 1 44 71 40 50

Telephone + 33 1 44 71 40 40

Every notice or other communication shall, except so far as otherwise expressly provided by this Agreement, be deemed to have been received (provided that it is received prior to 2 p.m. local time; otherwise it shall be deemed to have been received on the next following business day) (i) if given by facsimile or electronic transmission, on the date of dispatch thereof (provided further that if the date of dispatch is not a Business Day, it shall be deemed to have been received on the next following Business Day) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

14.7 Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Pledgor delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Pledgor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Pledgor to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.

14.8 References. References herein to Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Agreement, unless the context otherwise requires.

14.9 Headings. In this Agreement, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

14.10 Termination. When all of the Obligations have been fully satisfied and the Loan Agreement has been terminated, the Pledgee agrees that it shall forthwith release the Pledgor from its Obligations hereunder and the Pledgee, at the request and expense of the Pledgor, shall promptly execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement, and the Pledgee shall take such other actions (at the expense of the Pledgor) as the Pledgor may reasonably request to effect the releases described above.

SECTION 15. Applicable Law, Jurisdiction and Waivers.

15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

15.2 Submission to Jurisdiction. The Pledgor hereby irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Pledgee under this Agreement or under any document delivered hereunder, (ii) agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Pledgor by mailing or delivering the same by hand to the Pledgor at the address indicated for notices in this Agreement or to the Process Agent, and (iv) waives any defense of inconvenient forum in respect of such courts. The service, as herein provided or in any other manner allowed by law, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Pledgor as such, and shall be legal and binding upon the Pledgor for all the purposes of any such action or proceeding. Final judgment against the Pledgor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. If for any reason the Process Agent identified above shall cease to be available to act as such, then the Pledgor shall promptly designate a new Process Agent in the City, County and State of New York and provide evidence to the Pledgee that such new Process Agent has accepted such designation. The Pledgor shall advise the Pledgee promptly of any change of address of the Pledgor for the purpose of service of process and/or any change in the identity or address of the Process Agent; provided that such new address of the Process Agent shall be in the State of New York. Notwithstanding anything herein to the contrary, the Pledgee may bring any legal action or proceeding in any other competent jurisdiction. The Pledgor hereby appoints the Process Agent to receive service of legal process in the State of New York in connection with this agreement and the transactions contemplated hereby.

15.3 WAIVER OF IMMUNITY. TO THE EXTENT THAT THE PLEDGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE PLEDGOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

15.4 WAIVER OF JURY TRIAL. EACH OF THE PLEDGOR AND THE PLEDGEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

KNUTSEN NYK OFFSHORE TANKERS AS, as Pledgor

By:	/s/ Bjørn Sande Urtegaard
Name:	Bjørn Sande Urtegaard
Title:	Attorney-in-fact

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, as Pledgee

By:	/s/ Karine Mørk Rasmussen
Name:	Karine Mørk Rasmussen
Title:	Attorney-in-fact

Signature Page to Pledge and Security Agreement

SCHEDULE 1

PART A: PLEDGED INTERESTS

Unit Type	Number of Units	Certificate No.	Percentage of Outstanding Units
Subordinated Units	5,500,000	1	55% of all subordinated units, which represent 24.3% of all limited partnership interests

PART B: PLEDGOR INFORMATION

Exact legal name:	Knutsen NYK Offshore Tankers AS

Prior name(s):	Knutsen NYK Offshore Tankers AS from December 17, 2010; Knutsen Offshore Tankers Holding AS from December 7, 2010 until December 17, 2010; Knutsen Offshore Tankers ASA from incorporation February 22, 2010 until December 7, 2010

U.S. Federal TIN:	N/A

Jurisdiction of organization:	Norway

Organizational identification number:	995 221 713

Location of chief executive office:	Smedasundet 40 5529 Haugesund Norway

Changes in identity or organizational structure:	Incorporation February 22, 2010. Capital injection from the shareholder in April 23, 2010. Changed company form from AS to ASA December 7, 2010 (from public company to private company). Capital increase (new second shareholder) December 17, 2010. Capital increase from both shareholders June 30, 2011

EXHIBIT A

FORM OF INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED, KNUTSEN NYK OFFSHORE TANKERS AS hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

5,500,000 subordinated units in KNOT OFFSHORE PARTNERS LP evidenced by Certificate No. 1 herewith, and does hereby irrevocably constitute and appoint                                                               as its attorney-in-fact with full power of substitution to transfer the same on the books of KNOT Offshore Partners LP.

Date:	KNUTSEN NYK OFFSHORE TANKERS AS

Name: Title:

EXHIBIT B

FORM OF ACKNOWLEDGMENT AND CONSENT

To:	KNOT OFFSHORE PARTNERS LP (the “Company”)

2 Queen’s Cross, Aberdeen, Aberdeenshire

AB15 4YB, United Kingdom

December ____, 2014

We refer to the First Amended and Restated Agreement of Limited Partnership of KNOT Offshore Partners LP dated as of April 15, 2013, as amended (the “Organizational Document”). Terms used but not defined herein shall have the respective meanings given to such terms in the Organizational Document.

In its capacity as an equityholder of KNOT OFFSHORE PARTNERS LP (the “Company”), KNUTSEN NYK OFFSHORE TANKERS AS (the “Pledgor”) hereby informs the Company that the Pledgor has entered into a Pledge and Security Agreement, dated as of December 18, 2014 (the “Pledge Agreement”), with SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, as issuing bank and pledgee, with an address of c/o Paris Branch, 20-22, rue de la Ville L’Eveque, 75008 Paris (the “Pledgee”), pursuant to which it has granted to the Pledgee a security interest in all equity interests in the Company that the Pledgor may own from time to time (the “Pledged Interests”), which Pledged Interests in existence on the date hereof are further described as follows:

•

5,500,000 subordinated units in the Company, represented by Certificate No. 1, which represent 55% of all subordinated units in the Company and 24.3% of all limited partnership interests in the Company.

In order to comply with its obligations under the Pledge Agreement, the Pledgor hereby:

(a) instructs the Company (and the Company hereby agrees) to pay all proceeds of any distribution, liquidation, or outflow in respect of the Pledged Interests directly into the following account:

Account no. 1250 04 65202; In the name of Knutsen NYK Offshore Tankers AS

(b) instructs the Company (and the Company hereby agrees) that, upon receipt by the Company of written notice from the Pledgee that an event of default has occurred under the Pledge Agreement, the Company (i) shall comply with written instructions originated by Pledgee (in its name or in the name of the Pledgor) regarding the Pledged Interests, without any further consent by the Pledgor and (ii) shall not comply with instructions originated by the Pledgor regarding the Pledged Interests; and

(c) acknowledges and confirms (and the other parties hereto hereby agree) that (i) notwithstanding the grant and the perfection of a security interest in favor of the Pledgee in the Pledged Interests, the Pledgor continues to be an equityholder of the Company in respect of the Pledged Interests, having all of the rights (except as expressly noted herein) of an equityholder pursuant to the Organizational Document, until such time as the Pledgee enforces such security interest in the Pledged Interests pursuant to the terms of the Pledge Agreement and applicable law, (ii) the grant and the perfection of the aforementioned security interest does not violate any provisions of the Organizational Document or other organizational documents of the Company or require the approval of the Company (but, nevertheless, the Company hereby acknowledges and recognizes such security interest), and (iii) as of the date hereof, the Pledgor is the sole owner of the Pledged Interests on the books and records of the Company, and the Pledged Interests are not evidenced or represented by a certificate other than as set forth above and are not subject to any other security interest or encumbrance.

The parties hereto hereby agree that, if the Pledged Interests at any time constitute “uncertificated securities” for purposes of Article 8 of the Uniform Commercial Code in effect in the State of New York (the “UCC”), the jurisdiction of the Company in relation to the Pledged Interests shall be the State of New York for purposes of Section 8-110(d) of the UCC.

This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

[Signature page follows.]

We would appreciate it if you would confirm your acknowledgement of, and agreement to, the foregoing by signing and returning a copy of this letter.

Yours truly,

For and on behalf of
KNUTSEN NYK OFFSHORE TANKERS AS, as Pledgor

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

KNOT OFFSHORE PARTNERS LP, the Company

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, as Issuing Bank and Pledgee

By:
Name:
Title:

[Signature page to Acknowledgment and Consent]

EXHIBIT C

FORM OF IRREVOCABLE PROXY

The undersigned, the registered and beneficial owner of the below described equity interests of KNOT OFFSHORE PARTNERS LP, a Marshall Islands limited partnership (the “Company”), hereby makes, constitutes and appoints SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED (the “Pledgee”) with full power to appoint a nominee or nominees to act hereunder from time to time, the true and lawful attorney and proxy of the undersigned to vote 55% of the undersigned’s equity interests in the Company at all annual and special meetings of equityholders of the Company or take any action by written consent with the same force and effect as the undersigned might or could do, hereby ratifying and confirming all that the said attorney or its nominee or nominees shall do or cause to be done by virtue hereof.

The said equity interests have been pledged (the “Pledge”) to the Pledgee pursuant to a Pledge and Security Agreement, dated as of December 18, 2014 between the undersigned and the Pledgee, and this power and proxy is delivered pursuant thereto and is subject to the terms thereof.

This power and proxy is coupled with an interest and is irrevocable and shall remain irrevocable so long as the Pledge is outstanding and is in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed on December 18, 2014.

KNUTSEN NYK OFFSHORE TANKERS AS

By:
Name:
Title: